Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS REVENUES RISE 110.8% AND

NET INCOME CLIMBS 15.9% IN FISCAL 2004, ENDED MAY 31

Fiscal Year 2004, ended May 31, Highlights

•	Revenue climbs to $607.9 million from $288.4 million for fiscal 2003
•	Fully diluted EPS rises to $0.54 from $0.49 in fiscal 2003

Fourth Quarter 2004, ended May 31, Highlights

•	Revenue is $133.1 million, up 7.4% from same quarter a year ago
•	Fully diluted EPS is $0.02 versus $0.21 for the fourth quarter of fiscal 2003

TULSA, OK – August 12, 2004 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported total revenues for the fourth quarter ended May 31, 2004, rose 7.4%, or $9.2 million, to $133.1 million from $123.9 million recorded in the fourth quarter a year ago.

Net income for the fourth quarter of fiscal 2004 was $0.3 million, or $0.02 per fully diluted share, versus $3.7 million, or $0.21 per fully diluted share, in the fourth quarter a year ago. Included in fourth quarter fiscal 2003 results was a one-time insurance settlement of $1.0 million from a recovery under Matrix’s environmental insurance policy of expenditures made to remediate previously owned properties in Newnan, Georgia. In addition, there were one-time charges of approximately $0.5 million related to the integration of the Hake Group of Companies. These two items netted together increased fully diluted earnings per share in the fourth quarter of fiscal 2003 by $0.02. Gross margins on a consolidated basis for the current quarter were 6.3%, versus the 9.8% reported in the same quarter a year ago with the decline resulting from the lower margins in Construction Services.

As discussed in our Press Release on June 23, 2004, fourth quarter earnings results were negatively affected by two project sites in Matrix Service Company’s Eastern Division. To date, we are 100% mechanically complete on the base contracts at each of these sites and have had no change from our recorded position at May 31, 2004. Matrix does not expect resolution on these or other disputed contract amounts until 2005 or later and as a consequence, we have restructured our credit facility, converting $20 million into a term loan, which matures on August 31, 2005. Matrix has also evaluated its capital structure in light of working capital needs and believes the agreements in place with our senior lending institutions provide ample liquidity for our current opportunities. We are pursuing alternative financing strategies for the new term loan.

Brad Vetal, president and CEO of Matrix Service, said, “We were pleased with Matrix’s overall performance for the year as we achieved the highest profit recorded in the Company’s history. The issues experienced in the fourth quarter, while disappointing, have been dealt with swiftly. We believe we have taken the necessary steps to prevent a recurrence of these issues.”

Vetal added, “We are also pleased to report that business prospects are strong in the areas of petroleum terminal expansion/upgrade projects, nuclear plant upgrades, Selective Catalytic Reduction (SCR) for power plants, refinery low-sulfur projects, transmission and distribution work and Flu Gas Desulfurization (FGD) activity. We are participating, as has been previously reported, in the development of the two LNG facilities for Cheniere Energy and we expect to have additional LNG opportunities working in collaboration with Mitsubishi Heavy Industries, Ltd.”

Matrix continued to experience softness in the maintenance and small capital projects’ markets, particularly above ground storage (AST) repair and maintenance. Matrix also incurred interest and legal expenses of $0.9 million, or $0.03 per fully diluted share, in the fiscal fourth quarter related to collection issues disclosed in the previous three quarters. Turnaround revenue was strong, as anticipated, in the fourth quarter.

Revenues for the Construction Services segment fell to $75.6 million in the fourth quarter from $84.6 million in the fourth quarter of fiscal 2003. Construction Services’ gross margins narrowed to 2.2% in the fourth quarter of this year from 9.9% in the fourth quarter last year, primarily as a result of the reasons noted in the June 23, 2004 press release. The impact at these two project sites was to decrease fully diluted earnings per share in the fourth quarter of fiscal 2004 by $0.11. In addition, the completion of one large power project in the Eastern Division continued to dilute margins as it had in the previous three quarters while small capital construction activity continued to be soft.

Revenues from the Repair and Maintenance segment climbed 46.1% to $57.4 million, from $39.3 million in the fourth quarter of fiscal 2003, resulting from extremely robust turnaround activity, which increased 295% during the quarter. Gross margins in the Repair and Maintenance segment widened to 11.7% in the fourth quarter of fiscal 2004 from 9.5% in the same period last year as the result of a higher volume of refinery turnarounds. These improvements were tempered by the continued softness in AST maintenance and repair revenues.

For the twelve months, ended May 31, 2004, Matrix Service reported that consolidated revenues advanced 110.8% to $607.9 million, from $288.4 million last year, primarily as a result of the inclusion of Hake revenues for the full year.

Net income for the year climbed 15.9% to $9.5 million, or $0.54 per fully diluted share, from $8.2 million, or $0.49 per fully diluted share for 2003. Consolidated gross margins narrowed to 7.8% from 11.2% as a result of the lower gross margins in Construction Services.

Revenues for the Construction Services segment rose 151.2% to $429.6 million for fiscal 2004 from $171.0 million for fiscal 2003, an increase of $258.6 million. The increase was primarily a result of the inclusion of Hake results for the full year. New tank construction declined year over year. Gross margins for the Construction Services segment narrowed to 6.6% from 11.3% in fiscal year 2003, as a result of the lower margin Hake work on two large power projects, which represented in excess of $220 million in revenues for the fiscal year, as well as the negative fourth quarter impacts discussed above.

Revenues in the Repair and Maintenance segment advanced 51.9% to $178.3 million in fiscal 2004, from $117.4 million in fiscal 2003, a gain of $60.9 million, as a result of the inclusion of Hake revenues for the full year and a 113% increase in refinery turnaround activity year over year. Gross margins narrowed to 10.5% from 11.0% in fiscal 2003 as a result of the lower margin Hake work. Matrix also absorbed approximately $0.6 million of start up costs for its new offices in Illinois, Utah and South Carolina in fiscal 2003.

Vetal added, “The softness we experienced in the fourth quarter in our AST maintenance and small capital construction has widened to include a delay in the scheduled award and start-up of large capital construction projects. These projects are currently projected to begin in the late fall and into calendar 2005 and beyond. We expect these delays combined with the softness in the AST maintenance and small capital markets to significantly impact our first quarter profitability. In light of the expected higher interest and refinancing costs, we are reducing our annual earnings guidance for fiscal 2005 to $0.60 to $0.70 per fully diluted share. We are maintaining our guidance for revenues of $475 million to $525 million at this time.”

In conjunction with the earnings release, Matrix Service will host a conference call with Brad Vetal, president and CEO, and Les Austin, vice president and chief financial officer. The call will take place today at 11:00 am (EST)/10:00 am (CST) and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information: Les Austin Vice President Finance and CFO Matrix Service Company 918/838-8822 laustin@matrixservice.com	Investors: Trúc N. Nguyen VP, Investor Relations Stern & Co. 212/888-0044 tnguyen@sternco.com

Matrix Service Company

Annual Results of Operations

(In Thousands)

(Unaudited)

	Construction Services	Repair & Maintenance Services	Other	Consolidated Total
Three Months ended May 31, 2004
Consolidated revenues	$75,619	$57,435	$—	$133,054
Gross profit	1,635	6,699	—	8,334
Operating income (loss)	(2,304)	3,425	(3)	1,118
Income (loss) before income tax expense	(2,663)	3,218	(3)	552
Net income (loss)	(1,582)	1,910	(2)	326

Segment Assets	129,025	68,626	23,896	221,547
Capital Expenditures	259	463	—	722
Depreciation and Amortization Expense	888	831	—	1,719

Three Months ended May 31, 2003
Consolidated revenues	$84,595	$39,310	$—	$123,905
Gross profit	8,434	3,740	—	12,174
Operating income	4,431	1,447	614	6,492
Income before income tax expense	4,030	1,164	614	5,808
Net income	2,594	675	381	3,650

Segment Assets	87,593	43,073	72,273	202,939
Capital Expenditures	1,768	1,234	—	3,002
Depreciation and Amortization Expense	860	629	—	1,489

Twelve Months ended May 31, 2004
Consolidated revenues	$429,592	$178,312	$—	$607,904
Gross profit	28,409	18,761	—	47,170
Operating income	10,640	7,589	(68)	18,161
Income before income tax expense	9,325	6,813	(68)	16,070
Net income	5,547	4,035	(40)	9,542

Segment Assets	129,025	68,626	23,896	221,547
Capital Expenditures	2,271	2,404	—	4,675
Depreciation and Amortization Expense	3,569	3,054	—	6,623

Twelve Months ended May 31, 2003
Consolidated revenues	$171,037	$117,381	$—	$288,418
Gross profit	19,390	12,864	—	32,254
Operating income	7,945	4,361	782	13,088
Income before income tax expense	7,804	4,304	782	12,890
Net income	5,049	2,644	485	8,178

Segment Assets	87,593	43,073	72,273	202,939
Capital Expenditures	9,713	6,407	—	16,120
Depreciation and Amortization Expense	2,902	2,395	—	5,297

Matrix Service Company

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	May 31, 2004	May 31, 2003	May 31, 2004	May 31, 2003
Revenues	$133,054	$123,905	$607,904	$288,418
Cost of revenues	124,720	112,375	561,591	256,808
Net earnings of joint venture	—	644	857	644

Gross profit	8,334	12,174	47,170	32,254
Selling, general and administrative expenses	7,216	6,796	28,941	20,448
Restructuring, impairment and abandonment costs	—	(1,114)	68	(1,282)

Operating income	1,118	6,492	18,161	13,088
Other income (expense):
Interest expense	(670)	(780)	(2,699)	(990)
Interest income	14	40	29	55
Other	90	56	579	737

Income before income taxes	552	5,808	16,070	12,890
Provision for federal, state and foreign income taxes	226	2,158	6,528	4,712

Net income	$326	$3,650	$9,542	$8,178

Basic earnings per common share	$0.02	$0.23	$0.57	$0.52

Diluted earnings per common share	$0.02	$0.21	$0.54	$0.49

Weighted average common shares outstanding:
Basic	17,163,113	16,030,032	16,718,737	15,840,876
Diluted	17,752,266	17,045,986	17,615,497	16,710,038

Matrix Service Company

Consolidated Balance Sheets

(In Thousands)

	May 31
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$752	$775
Accounts receivable, less allowances (2004 – $1,037; 2003 – $900)	88,336	66,603
Costs and estimated earnings in excess of billings on uncompleted contracts	24,221	23,421
Inventories	4,584	2,850
Income tax receivable	3,220	2,309
Deferred income taxes	1,493	2,479
Prepaid expenses	2,368	2,997

Total current assets	124,974	101,434

Property, plant and equipment, at cost:
Land and buildings	24,518	24,517
Construction equipment	31,294	28,768
Transportation equipment	12,445	11,260
Furniture and fixtures	8,743	6,142
Construction in progress	1,593	4,419

	78,593	75,106
Accumulated depreciation	32,939	27,743

	45,654	47,363

Goodwill	49,666	51,292

Other assets	1,253	2,850

Total assets	$221,547	$202,939

Matrix Service Company

Consolidated Balance Sheets

(In Thousands, Except Share Amounts)

	May 31
	2004	2003
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,528	$40,684
Billings on uncompleted contracts in excess of costs & estimated earnings	13,388	22,794
Joint venture	—	1,013
Accrued insurance	2,152	1,736
Income tax payable	—	1,570
Other accrued expenses	11,264	9,604
Current portion of long-term debt	4,893	4,892
Current portion of acquisition payable	1,835	854

Total current liabilities	61,060	83,147

Long-term debt	64,209	38,220
Acquisition payable	5,614	7,682
Deferred income taxes	4,949	3,709

Stockholders’ equity:
Common stock – $.01 par value; 30,000,000 authorized; 19,285,276 shares issued as of May 31, 2004 and 2003	193	193
Additional paid-in capital	56,101	52,430
Retained earnings	35,585	26,304
Accumulated other comprehensive loss	(395)	(567)

	91,484	78,360
Less treasury stock, at cost–2,084,950 and 3,140,520 shares as of May 31, 2004 and 2003, respectively	(5,769)	(8,179)

Total stockholders’ equity	85,715	70,181

Total liabilities and stockholders’ equity	$221,547	$202,939